Exhibit 99.1

CUBIST PHARMACEUTICALS ANNOUNCES PROPOSED OFFERING OF

$600 MILLION OF CONVERTIBLE SENIOR NOTES

Notes to be Offered in Two $300 Million Series, Due in 2018 and 2020

Lexington, Mass. — September 3, 2013 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced its intention to commence an offering, subject to market and other conditions, of $600 million in convertible senior unsecured notes that are expected to be issued in two $300 million series, with one series maturing on September 1, 2018 (2018 notes) and the other series maturing on September 1, 2020 (2020 notes and together with the 2018 notes, the Notes). The Notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Exchange Act of 1933, as amended. Cubist also expects to grant the initial purchasers of the Notes an option to purchase up to an additional $50 million aggregate principal amount of each series of the Notes.

The Notes will bear cash interest, payable semi-annually, beginning on March 1, 2014.  The Notes will not be redeemable prior to maturity. The Notes will be convertible, only during certain periods and subject to certain circumstances, into cash, shares of Cubist common stock, or a combination of cash and shares of Cubist’s common stock, at Cubist’s election. Final terms of each series of the Notes, including interest rates, conversion rates, conversion prices, and certain other terms of the offering, will be determined at the time of pricing.

In connection with the pricing of the Notes, Cubist also expects to enter into one or more privately negotiated convertible note hedge transactions and warrant transactions with one or more of the initial purchasers or their respective affiliates (the option counterparties) in order to reduce the potential dilution with respect to shares of Cubist’s common stock upon any conversion of the Notes and/or offset any cash payments Cubist is required to make in excess of the principal amount of converted Notes.  If the initial purchasers exercise their option to purchase additional Notes, Cubist may enter into additional convertible note hedge and warrant transactions.  The warrant transactions will have a dilutive effect with respect to Cubist’s common stock to the extent that the market price per share of Cubist’s common stock, as measured under the terms of the warrant transactions, exceeds the applicable strike price of the warrants, which is anticipated to be significantly higher than the closing price of Cubist’s common stock on the date the warrants are issued.

Cubist intends to use the majority of the net proceeds of the offering to fund its previously announced acquisition of Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) and to pay the cost of the convertible note hedge transactions (after such cost is partially offset by proceeds from the warrant transactions).    The remaining net proceeds from the offering will be used for general corporate purposes.

Cubist has been advised that, in connection with the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to purchase shares of Cubist’s common stock and/or enter into various derivative transactions with respect to Cubist’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Cubist’s common stock or the Notes at that time. In addition, the option counterparties or their respective affiliates may, from time to time following the pricing of the

Notes and prior to the maturity of the Notes, enter into or unwind various derivatives with respect to Cubist’s common stock and/or purchase or sell Cubist’s common stock in secondary market transactions (and are likely to do so during any observation period related to a conversion of Notes). This activity could also cause a decrease or avoid an increase in the market price of Cubist’s common stock or the Notes.

The offer and sale of the Notes are not being registered under the Securities Act of 1933, as amended, or any state securities laws. The Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of these notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including Cubist’s intention to commence an offering of Notes and enter into convertible note hedge transactions and warrant transactions, the expected terms of the offering, the Notes and the hedge and warrant transactions and Cubist’s anticipated use of proceeds. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not Cubist will be able to consummate the offering and the hedge and warrant transactions on the timeline or with the terms anticipated, if at all, and, if consummated, that Cubist will also close its recently announced acquisition of Optimer on the anticipated timeline, or at all, so that it can use the proceeds of the offering as anticipated. Cubist is providing this information as of the date of this press release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Cubist Contacts:
INVESTORS:	MEDIA:
Eileen C. McIntyre, (781) 860-8533	Julie DiCarlo, (781) 860-8063
Vice President, Investor Relations	Senior Director, Corporate Communications
eileen.mcintyre@cubist.com	julie.dicarlo@cubist.com

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